As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1878819
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

1500 Eckington Place, N.E.

Washington, D.C. 20002

(202) 380-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XM Satellite Radio Holdings Inc. 1998 Shares Award Plan

XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Joseph M. Titlebaum, Esq.

Executive Vice President, General Counsel and Secretary

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

(202) 380-4000

(Name, address and telephone number of Agent for Service)

Copy to:

Steven M. Kaufman

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)

Class A common stock, par value $.01 per share	12,000,000	$10.85	$130,200,000	$10,533

(1)	The Registrant is registering 11,600,000 shares of its Class A common stock, par value $.01 per share, for issuance pursuant to its 1998 Shares Award Plan and 400,000 shares of its Class A common stock, par value $.01 per share, for issuance pursuant to its Employee Stock Purchase Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

Pursuant to Rule 429 under the Securities Act, this Registration Statement also amends the information contained in the earlier registration statement relating to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan: Registration Statement No. 333-92049, filed on December 3, 1999, Post-Effective Amendment No. 1 to Registration Statement No. 333-92049, filed on December 23, 1999, Registration Statement No. 333-42590, filed on July 28, 2000, Registration Statement No. 333-65020, filed on July 13, 2001 and Registration Statement No. 333-97611 filed on August 2, 2002.

INFORMATION REQUIRED BY GENERAL INSTRUCTION E TO FORM S-8

As permitted by General Instruction E to the Form S-8, this Registration Statement incorporates by reference the information contained in the earlier registration statements relating to, among other plans, the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan: Registration Statement No. 333-92049, filed on December 3, 1999, Post-Effective Amendment No. 1 to Registration Statement No. 333-92049, filed on December 23, 1999, Registration Statement No. 333-42590, filed on July 28, 2000, Registration Statement No. 333-65020, filed on July 13, 2001 and Registration Statement No. 333-97611 filed on August 2, 2002, which information is hereby updated by the following information. This Registration Statement consists of the facing page, this page, the signature page and required additional exhibits and consents.

On March 20, 2003, the Board of Directors of XM Satellite Radio Holdings Inc. (the “Company”) approved and adopted an amendment to the Company’s 1998 Shares Award Plan (the “SAP”) to increase the number of shares of Class A Common Stock, par value $.01 per share (“Common Stock”), of the Company reserved under the SAP by 11,600,000 from 13,400,000 to 25,000,000 and approved and adopted an amendment to the Company’s Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of Common Stock reserved under the ESPP by 400,000 from 600,000 to 1,000,000. These increases were needed to have options and Common Stock available in order to maintain and improve the Company’s ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Company’s operations. The Company’s stockholders approved the amendment to the SAP and the ESPP at the annual meeting of stockholders held on May 22, 2003. Accordingly, as amended, the total number of shares of Common Stock available under the SAP is 25,000,000, of which 11,600,000 shares are being registered hereunder, and the total number of shares of Common Stock available under the ESPP is 1,000,000, of which 400,000 shares are being registered hereunder.

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Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, as amended.

4.2	XM Satellite Radio Holding Inc. Employee Stock Purchase Plan, as amended.

5.1	Legal Opinion of Hogan & Hartson L.L.P.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Hogan & Hartson L.L.P (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on July 3, 2003.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ HUGH PANERO
Hugh Panero President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hugh Panero and Joseph M. Titlebaum, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ HUGH PANERO Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2003

/s/ JOSEPH J. EUTENEUER Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2003

/s/ GARY M. PARSONS Gary M. Parsons	Chairman of the Board of Directors	July 3, 2003

Nathaniel A. Davis	Director

/s/ THOMAS J. DONOHUE Thomas J. Donohue	Director	July 3, 2003

/s/ CHESTER A. HUBER, Jr. Chester A. Huber, Jr.	Director	July 3, 2003

Randall T. Mays	Director

/s/ JAMES N. PERRY James N. Perry	Director	July 3, 2003

/s/ PIERCE J. ROBERTS, Jr. Pierce J. Roberts, Jr.	Director	July 3, 2003

/s/ JACK SHAW Jack Shaw	Director	July 3, 2003

/s/ THOMAS G. ELLIOTT Thomas G. Elliott	Director	July 3, 2003

/s/ R. STEVEN HICKS R. Steven Hicks	Director	July 3, 2003